Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

August 15, 2019

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated June 23, 2019, to the Board of Directors of Nanometrics Incorporated (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on August 15, 2019 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Rudolph Technologies, Inc. (“Rudolph”) and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Nanometrics’ Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Nanometrics Board of Directors; Nanometrics’ Reasons for the Merger,” “The Merger—Opinion of Barclays, Nanometrics’ Financial Advisor,” “The Merger—Nanometrics Unaudited Financial Projections,” “The Merger—Summary of the Financial Projections by Nanometrics,” The Merger—Rudolph Unaudited Financial Projections,” “The Merger—Summary of the Financial Projections by Rudolph,” “The Merger—Certain Estimated Synergies,” “Annex A—Agreement and Plan of Merger” and “Annex D—Opinion of Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,
BARCLAYS CAPITAL INC.

By:	/s/ Richard B. Hardegree

Name:	Richard B. Hardegree
Title:	Managing Director